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                                                              EXHIBIT NO. 99.5

                         INVESTMENT ADVISORY AGREEMENT



THIS AGREEMENT, made this 20th day of May, 1982, by and between Massachusetts Investors Trust, a voluntary association having transferable shares, organized and existing under the laws of the Commonwealth of Massachusetts (the "Trust"), and Massachusetts Financial Services Company, a Delaware corporation (the "Adviser"):

                                  WITNESSETH:

WHEREAS, the Trust is engaged in business as an open-end investment company registered under the Investment Company Act of 1940;

WHEREAS, the Adviser is willing to provide business management services to the Trust on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties hereto as herein set forth, the parties covenant and agree as follows:

ARTICLE 1: Duties of the Adviser. The Adviser shall provide the Trust with such investment advice and supervision as the latter may from time to time consider necessary for the proper management of its funds. The Adviser shall act as Adviser to the Trust and as such shall furnish continuously an investment program and shall determine from time to time what securities shall be purchased, sold or exchanged and what portion of the assets of the Trust shall be held uninvested, subject always to the restrictions of its Indenture of Trust dated March 21, 1924, as amended from time to time, and to the provisions of the Investment Company Act of 1940. The Adviser shall also make recommendations as to the manner in which voting rights, rights to consent to corporate action and any other rights pertaining to the Trust's portfolio securities shall be exercised. Should the Trustees at any time, however, make any definite determination as to investment policy and notify the Adviser thereof in writing, the Adviser shall be bound by such determination for the period, if any, specified in such notice or until similarly notified that such determination has been revoked. The Adviser shall take, on behalf of the Trust, all actions which it deems necessary to implement the investment policies determined as provided above, and in particular to place all orders for the purchase or sale of portfolio securities for the Trust's account with brokers or dealers selected by it, and to that end the Adviser is authorized as the agent of the Trust to give instructions to the Custodian of the Trust as to deliveries of securities and payments of cash for the account of the Trust. In connection with the selection of such brokers or dealers and the placing of such orders, the Adviser is directed to seek for the Trust execution at the most favorable price by responsible brokerage firms at reasonably competitive commission rates. In fulfilling this requirement the Adviser shall not be deemed to have acted unlawfully or to have breached any duty, created by this Agreement or otherwise, solely by reason of its having caused the Trust to pay a broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Adviser determined in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Adviser's overall responsibilities with respect to the Trust and to other clients of the Adviser as to which the Adviser exercises investment discretion.
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ARTICLE 2: Allocation of Charges and Expenses.  The Adviser shall furnish at its own expense all necessary administrative services, office space, equipment and clerical personnel, and investment advisory facilities and executive and supervisory personnel for managing the investments, effecting the portfolio transactions and in general administering the affairs of the Trust. The Adviser shall arrange, if desired by the Trust, for officers and employees of the Adviser to serve as Trustees, officers or agents of the Trust if duly elected or appointed to such positions and subject to their individual consent and to any limitations imposed by law. It is understood that the Trust will pay all of its own expenses including, without limitation, compensation of Trustees not affiliated with the Adviser, governmental fees, interest charges, taxes, membership dues in the Investment Company Institute allocable to the Trust, fees and expenses of independent auditors, of legal counsel and of any transfer agent, registrar and dividend disbursing agent of the Trust, expenses of repurchasing and redeeming shares, expenses of preparing, printing and mailing
stock  certificates,   prospectuses,   shareholders'  reports,   notices,  proxy
statements and reports to governmental officers and commissions, brokerage and other expenses connected with the execution of portfolio security transactions, insurance premiums, fees and expenses of the custodian for all services to the Trust, including safekeeping of funds and securities, keeping of books and accounts and calculation of the net asset value of shares of the Trust, expenses of solicitation of shareholders assents, and expenses relating to the issuance, registration and qualification of shares of the Trust.

ARTICLE 3: Compensation of the Adviser. For the services to be rendered and for the facilities to be furnished as provided in Articles 1 and 2 above, the Trust shall pay to the Adviser a fee computed and paid monthly at the annual rate of
 .3% of the Trust's average daily net assets and 6.67% of the Trust's gross income for the Trust's current fiscal year, provided that such computation shall commence on the effective date of this Agreement and shall be based on the average daily net assets and gross income of the Trust on and after such date; and further provided that:

                (a) The annual rate applicable to average daily net assets in excess of $200 million but not more than $500 million shall be .24%, and the annual rate applicable to average daily net assets in excess of $500 million shall be .12%;

                (b) The annual rate applicable to gross income in excess of $6 million but not more than $15 million shall be 5.33% and the annual rate applicable to gross income in excess of $15 million shall be 2.67%; and

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                (c) The  annual  fee shall  further be reduced by 76%* of
                the fair value of the use for one year of the office furniture, furnishings and equipment beneficially owned by the Trust and Massachusetts Investors Growth Stock Fund, Inc. (the "Fund") and used by the Adviser in the conduct of its affairs. Such reduction shall be computed monthly on the basis of 1/12 of 76% of such fair value and be deducted from the monthly payments of the fee provided for in the preceding paragraphs.

                The fair value of one year's use of said office furniture, furnishings and equipment has been appraised as of May 9, 1969 at $39,208 by Dunton Corp., an independent supplier of office equipment on the basis of independent appraisals by others of its fair market value, depreciated, in the case of depreciating property according to Internal Revenue Service guidelines and including a factor for current return on invested capital. The Adviser shall purchase any new equipment needed, and the Trust shall receive 76% of the proceeds of any turn-in or salvage value of obsolete or unneeded furniture or equipment. The use values so determined shall be adjusted annually and reviewed and approved by a majority of the Trustees of the Trust not affiliated with the Adviser. The Adviser shall maintain and insure the property.

If the Adviser shall serve for less than the whole of any period specified in this Article 3, the compensation to the Adviser shall be prorated.

ARTICLE 4: Brokerage Offset Account. The Adviser hereby assumes the responsibility of Massachusetts Financial Services, Inc. ("MFS") for carrying out the terms of Article 4 of the Investment Advisory Agreement dated December 10, 1971 between the Trust and MFS to the extent set forth below. Pursuant thereto, MFS agreed that prior to or promptly following December 10, 1971, it would apply, through a subsidiary or affiliate (the "affiliate"), for membership on the Philadelphia Stock Exchange and/or for the status of approved non-member on the Pacific Coast Stock Exchange. Said agreement shall continue in full force and effect.

                (a) In the event that any such application is granted, the Adviser, to the extent permitted by the rules of such exchange or exchanges, shall credit against the management fees of the Trust a portion of the "net profits" of the affiliate computed in the manner described below. Such "net profits" of the affiliate shall be offset in the appropriate amount against the management fee owed to the Adviser by the Trust at any time or from time to time in the three months immediately succeeding the end of the affiliate's fiscal year.


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*This  percentage  represents  the average of the annual  percentages  of office expenses shared with Massachusetts Investors Growth Stock Fund, Inc. over the ten years ended December 31, 1968 and borne by the Trust.

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                (b) During  each  fiscal  year  of the  affiliate,  gross
                revenues of the affiliate from brokerage transactions** for the portfolios of the Trust and the Fund, or attributable thereto, will be credited to an Offset Account for the Trust and the Fund. The Offset Account will be charged with all of the direct expenses of each such transaction, including applicable clearing fees, transfer taxes, exchange fees, or other fees and a share of the expenses of the affiliate's operations prorated on the basis of the affiliate's gross brokerage revenues from brokerage transactions for the portfolios of the Trust and the Fund, compared to the affiliate's gross revenues from all sources. The expenses to be so prorated will include rent, depreciation of depreciable capital assets over their useful lives, interest attributable to the affiliate's operations, salaries for personnel to the extent they are engaged in the operations of the affiliate including its recordkeeping and accounting and other direct expenses and costs incurred in connection with the affiliate's operations. In addition, in lieu of the affiliate's indirect expenses, such as general overhead, executive supervision and general administration, there will be charged to the Offset Account an amount equal to twenty per cent of the gross revenues credited to the Offset Account. Other adjustments customary to a brokerage operation may be made to the Offset Account. After deducting expenses as set forth above from the gross commissions attributed to the Offset Account, there shall be deducted an amount attributed to State and Federal income taxes, the sum to be deducted for this purpose to be computed as if the Offset Account were a Massachusetts business corporation required to file separate Massachusetts and Federal income tax returns. The balance in the account after the above deductions will be considered "net profits" of the Offset Account.

                (c) The net profits of the Offset Account shall be divided between the Trust and the Fund in proportion to the total dollar amount of all portfolio transactions, other than transactions in government securities and short-term corporate notes, of the Trust and the Fund during the period for which the net profits are computed.

                (d) With respect to each fiscal year of the affiliate, all net profits of the Offset Account shall be offset against the management fees of the Trust and the Fund to the extent earned.

                (e) Following the end of the affiliate's fiscal year, the Adviser and the affiliate shall furnish to the Trust a financial statement for the Offset Account and an opinion with respect thereto by an independent public accountant.


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**  As used in this  Article,  the  term  "brokerage  transaction"  shall  mean any purchase or sale of securities in connection with which a commission is paid to a broker-dealer acting as broker or agent and the terms "brokerage commissions" and "brokerage revenues" shall mean those commissions and revenues which are attributable to brokerage transactions.
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                (f) The Adviser is hereby expressly  authorized,  subject to the
                primary   requirement  of  obtaining  for  the  Trust  the  most
                favorable execution and price, to direct to itself or its affiliate such brokerage transactions of the Trust as it shall in its sole discretion determine appropriate, except that in no event shall the Adviser or its affiliate execute portfolio transactions with the Trust on a principal basis, except as permitted by the Investment Company Act of 1940 and the Rules, Regulations or orders thereunder.

ARTICLE 5. Shareholder Approval. The Adviser agrees that, while this Agreement is in effect, it will not permit (i) attribution of any value to this Agreement in computing the value of the Adviser's stock, or (ii) sales of stock by the Adviser or its shareholders at prices in excess of value (excluding attribution of any value to the Agreement), without, in either case, first obtaining the favorable vote of a majority of the outstanding voting securities of the Trust.

The Trust agrees that upon notification by the Adviser that it intends to engage in attribution of value or sales as described above, which would require approval by shareholders of the Trust under this Agreement, it will submit the question of approval or disapproval of such action to its shareholders as promptly as practicable after receipt of such notice.

ARTICLE 6: Covenants of the Adviser. The Adviser agrees that it will not deal with itself, or with the Trustees of the Trust or the Underwriter as principals in making purchases or sales of securities or other property for the account of the Trust, except as permitted by the Investment Company Act of 1940 and the Rules, Regulations or orders thereunder, will not take a long or short position in the shares of the Trust except as provided by the Indenture of Trust and will comply with all other provisions of the Indenture of Trust relative to the Adviser and its officers and directors.

ARTICLE 7: Limitation of Liability of the Adviser. The Adviser shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in the execution and management of the Trust, except for willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder. As used in this Article 7, the term "Adviser" shall include directors, officers and employees of the Adviser as well as the corporation itself.

ARTICLE 8: Activities of the Adviser. The services of the Adviser to the Trust are not to be deemed to be exclusive, the Adviser being free to render services to others. It is understood that Trustees, officers, and shareholders of the Trust are or may be or become interested in the Adviser as directors, officers, employees or otherwise, and that directors, officers and employees of the Adviser are or may be or become similarly interested in the Trust, and that the Adviser may be or become interested in the Trust as a shareholder or otherwise.

ARTICLE 9: Duration and Termination of this Agreement. This Agreement shall become effective upon its execution and shall govern the relationship between the parties hereto thereafter, and shall remain in force until August 1, 1983 on which date it will terminate unless its continuance after August 1, 1983 is specifically approved at least annually (i) by the vote of a
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majority  of the Board of  Trustees  of the  Trust  who are not  interested persons of the Trust or of the Adviser at a meeting specifically called for the purpose of voting on such approval, and (ii) by the Trustees or by vote of a majority of the outstanding voting securities of the Trust. The aforesaid requirement that continuance of this Agreement be "specifically approved at least annually" shall be construed in a manner consistent with the Investment Company Act of 1940 and the Rules and Regulations thereunder.

This Agreement may be terminated at any time without the payment of any penalty by the Trustees or by vote of a majority of the outstanding voting securities of the Trust, or by the Adviser, on not more than sixty days' nor less than thirty days' written notice to the other party. This Agreement shall automatically terminate in the event of its assignment.

The terms "vote of a majority of the outstanding voting securities," "assignment," "affiliated person," and "interested person," when used in this Agreement, shall have the respective meanings specified in the Investment Company Act of 1940 and the Rules and Regulations thereunder, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under said Act, and the term "brokerage and research services" shall have the meaning given in the Securities Exchange Act of 1934 and Rules and Regulations thereunder.

ARTICLE 10: Amendment of This Agreement. This Agreement may be amended only by vote of a majority of the outstanding voting securities of the Trust.

IN WITNESS WHEREOF, Massachusetts Investors Trust has caused this Agreement to be executed and delivered in its name and on its behalf by a Managing Trustee in his capacity as Trustee, and Massachusetts Financial Services Company has caused this Agreement to be executed and delivered in its name and on its behalf by its President, as of the day and year first above written.

                                       MASSACHUSETTS INVESTORS TRUST



                                       By       JOHN BARNARD, JR.
                                                John Barnard, Jr.
                                                Managing Trustee


                                       MASSACHUSETTS FINANCIAL SERVICES
                                        COMPANY



                                       By       RICHARD B. BAILEY
                                                Richard B. Bailey
                                                President